UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2011

RELIV’ INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-19932	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (636) 537-9715

                Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 27, 2011, Registrant entered into a new Promissory Note (the “Promissory Note”) with BMO Harris Bank N.A. (the “Bank”).  The Promissory Note has an effective date of September 30, 2011 and replaces the prior expired Promissory Note between Registrant and the Bank on substantially similar terms.

The term of the Promissory Note, and loans made on the line, expire on September 30, 2012.  During the term of the Promissory Note, so long as Registrant is not in default under any terms of the loan agreement, Registrant may request advances under the line up to an aggregate total amount of $5,000,000 on a revolving basis.  Interest accrues on the outstanding principal balance at a variable interest rate based on LIBOR + 1.85%.  Accrued interest is payable on a monthly basis.  The aggregate outstanding balance of principal and interest is due and payable on September 30, 2012.

The terms of that certain Letter Agreement dated June 29, 2009 by and between Registrant and the Bank (the “Letter Agreement”) remain in full force and effect.  Accordingly, the Promissory Note is secured by all tangible and intangible assets of Registrant and also by a mortgage on the real estate of Registrant located in Chesterfield, Missouri.  Under the terms of the Letter Agreement, Registrant has agreed to financial covenants under which Registrant will (i) maintain at all times a tangible net worth of not less than $10 million and (ii) maintain at all times a ratio of Total Funded Debt to EBITDA of not greater than 2.5 to 1.

To date, Registrant has not received any advances under the Promissory Note.

Item 9.01	Financial Statements And Exhibits.

(c)           Exhibits.

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Relìv International, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chesterfield, State of Missouri, on November 1, 2011.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Steven D. Albright
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Promissory Note dated September 30, 2011 by the Registrant in favor of BMO Harris Bank N.A.